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                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                     EARNINGS PROTECTION DEATH BENEFIT RIDER

This rider was issued because you selected the Earnings Protection Death Benefit Rider. The benefit provided by and charges for this rider are in addition to those defined in your Contract.

For purposes of this benefit, "Rider Date" is the date the Earnings Protection Death Benefit Rider was made a part of the Contract: xx/xx/xxxx

Definition of terms as used in this rider

     -    Contract: The Contract or Certificate to which this rider is attached.

     - In-Force Earnings: The greater of (a) the current Contract Value less the In-Force Premium; or (b) zero.

          -    In-Force Premium:
                    If the Rider Date is equal to the Contract Issue Date:
                           The sum of all the net purchase payments, less the sum of all Excess-of-Earnings Withdrawals.

                    If the Rider Date is later than the Contract Issue Date:
                           The Contract Value as of the Rider Date plus all the net purchase payments made after the Rider Date, less the sum of all Excess-of-Earnings Withdrawals after the Rider Date.

          - Excess-of-Earnings Withdrawals: For each withdrawal, this amount is equal to the excess, if any, of the amount of the withdrawal over the amount of In-Force Earnings immediately prior to the withdrawal.


I. Under this rider, the Earnings Protection Death Benefit is determined as follows:

          If both the oldest Owner and the Annuitant are age 65 or younger on the date we receive the completed application or the date we receive the request to add this rider, whichever is later, the Earnings Protection Death Benefit will be:

               The lesser of 100% of In-Force Premium (excluding net purchase payments made in the twelve month period immediately preceding the death of the Owner or Annuitant), or 40% of In-Force Earnings, calculated as of the date we receive due proof of death.

          If either the oldest Owner or the Annuitant is over age 65 and both are age 75 or younger on the date we receive the completed application or the date we receive the request to add this rider, whichever is later, the Earnings Protection Death Benefit will be:

               The lesser of 50% of In-Force Premium (excluding net purchase payments made in the twelve month period immediately preceding the death of the Owner or Annuitant) or 25% of In-Force Earnings, calculated as of the date we receive due proof of death.


PA98                                 Page 1                              (01/01)
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     If the Owner is a natural person, the Earnings Protection Death Benefit is payable and this rider will terminate and charges for this rider will cease upon the death of the Owner or Annuitant, unless the rider is continued as defined in section III below. If the Owner is a non-natural person, the Earnings Protection Death Benefit is payable on the death of the Annuitant.

II. Under this rider, the maximum annualized Mortality and Expense Risk Charge, as defined in the Contract is increased as follows:

     - On the date we receive the completed application or the date we receive the request to add this rider, whichever is later, if both the oldest Owner and Annuitant are ages 65 and younger, the maximum annualized Mortality and Expense Risk Charge is increased by .20% for this rider.

     - On the date we receive the completed application or the date we receive the request to add this rider, whichever is later, if either the oldest Owner or the Annuitant is over age 65 and both are age 75 or younger, the maximum annualized Mortality and Expense Risk Charge is increased by .35% for this rider.


III. Death of Owner or Annuitant for the Earnings Protection Death Benefit Rider

     DEATH OF OWNER Upon the death of any Owner, if your spouse continues the Contract under section 1(c) of the Death of Owner provision in your Contract, then this rider will also continue unless one of the following conditions apply:

     - Either the oldest new Owner or Annuitant is over age 75 on the date the Contract is continued; or

     -    The new Owner elects to terminate this rider.

     If this rider is terminated under the conditions described above, then the charge for this rider will cease as of the date the Contract was continued.

     If the rider is continued, then the following conditions apply:

     -    The Rider Date is reset to the date the Contract is continued;

     -    The new Rider Date is used to calculate the In-Force Premium;

     - The ages of the oldest new Owner and Annuitant as of the new Rider Date will be used to determine the Earnings Protection Death Benefit after the new Rider Date;

     - The Mortality and Expense Risk Charge (as described above) used to determine the rider fee will change to reflect the ages of the oldest new Owner and Annuitant as of the new Rider Date; and

     - The Earnings Protection Death Benefit is added to the Death Benefit amount for purposes of determining the new Contract Value on the date the Contract is continued.

     DEATH OF ANNUITANT This rider will terminate upon the death of the Annuitant unless you continue the Contract under section 1(a) of the Death of Annuitant provision in your Contract. If the Contract is continued, then this rider will continue with the original Rider Date and the original Mortality and Expense Risk Charge.


IV. The Earnings Protection Death Benefit Rider will terminate and charges for this rider will cease when the Owner is changed for reasons other than death.


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V.   Misstatement of Age for the Earnings Protection Death Benefit Rider

          If the Owner or the Annuitant's age is misstated, the Earnings Protection Death Benefit will be based on the corrected age and your Contract will be adjusted to reflect the fees that should have been assessed based on the corrected age.


Except as amended by this rider, the Contract remains unchanged.




      /s/ Michael J. Velotta         /s/ Thomas J. Wilson
      ----------------------         ------------------------------------
      Secretary                      Chairman and Chief Executive Officer